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                                                                    EXHIBIT 99.2


Contacts:       Media
                Larry Kurtz
                Vice President, Corporate Communications
                415-983-8418
                Or
                Investors
                Janet Bley
                Vice President, Investor Relations
                415-983-9357


                 McKESSON HBOC, INC. BEGINS OPERATIONS AS THE
                 WORLD'S LARGEST HEALTHCARE SERVICES COMPANY

SAN FRANCISCO, January 13, 1999 -- McKesson HBOC, Inc. (McKessonHBOC) (NYSE:MCK), the world's largest healthcare services company, began operations today. McKessonHBOC provides pharmaceutical supply management and information technologies across the entire continuum of healthcare, including market-leading businesses in pharmaceutical and medical-surgical distribution, information technology for healthcare providers, services for payors and outsourcing.
        McKessonHBOC serves approximately 5,000 hospitals, 25,000 retail pharmacies, 200,000 physicians, 10,000 long-term care sites, 750 home care agencies, 600 healthcare payors, 450 pharmaceutical manufactures and 2,000 medical-surgical manufacturers. While more than 95 percent of the company's revenues come from the U.S. healthcare market, McKessonHBOC also has customers in 10 other countries.
        "McKessonHBOC has a proven track record for providing information-based solutions that reduce costs and improve quality for our customers across the full continuum of healthcare," said Mark A. Pulido, president and chief executive officer. "We are dedicated to improving healthcare performance by delivering the right products and information to the right place at the right time to advance the success of our customers as they restructure healthcare delivery."
        "McKesson HBOC, Inc. is the leader in fast-growing healthcare segments, with favorable dynamics driving growth in each of our markets. McKessonHBOC pharmaceutical sales are growing in excess of 15 percent per year and healthcare information technology revenues are increasing at a rate of more than 25 percent per year."

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McKessonHBOC Begins Operations
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        "By coordinating our product and service offerings, we can reduce steps in the healthcare delivery process," Pulido continued. "As a result, we anticipate acceleration of our historically strong growth to create further value for our shareholders. And, we will continue an aggressive acquisition program to capitalize on supply management and healthcare technology opportunities."
        Four HBOC executives have joined McKesson's existing corporate officers on the new McKessonHBOC Executive Operating Committee:
        -- Charles W. McCall, chairman of the McKessonHBOC Board of Directors, formerly HBO & Company (HBOC) chairman and chief executive officer.
        -- Albert J. Bergonzi, group president, Healthcare Information Technology, reporting to Pulido. Bergonzi was formerly HBOC president and chief operating officer.
        -- David A. Schenk, in the new position of senior vice president, Affiliation Team, reporting to Pulido. Schenk will lead a dedicated team selected from McKessonHBOC operating and functional units to identify and fully capitalize on opportunities to accelerate revenue growth through cross-selling, leveraging customer relationships, enhancing existing products and creating new products. Schenk, who joined HBOC in 1982, had been senior vice president, Enterprise Services, with responsibility for HBOC's Enterprise Services as well as the services functions of the Charlotte Product Group and CyCare Business Group. He also led all enterprise project management efforts.
        -- E. Christine Rumsey, senior vice president, Human Resources and Administration, also reporting to Pulido. Rumsey, who had been senior vice president for Human Resources for HBOC, replaces William A. Armstrong, who is retiring after 26 years with McKesson. She joined HBOC in 1981.
        "The newly formed McKessonHBOC Affiliation Team has a goal to identify two to three major projects that will deliver significant incremental pre-tax income each year," concluded Pulido. "They have a target of pre-tax synergies in excess of $75 million in fiscal year 2000 from a combination of cost savings and cross-selling initiatives, and a target of $125 million in the following fiscal year."
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McKessonHBOC Begins Operations
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     In addition to McCall and Pulido, the McKessonHBOC Board of Directors
includes:

     -- Alfred C. Eckert III, president, Greenwich Street Capital Partners,
Inc.,

     -- Tully M. Friedman, chairman and chief executive officer, Friedman Fleischer & Lowe, LLC,

     -- Alton F. Irby III, chief executive, Hawkpoint Partners Limited,

     -- Gerald E. Mayo, chairman, Midland Financial Services, Inc.,

     -- James V. Napier, chairman of the board, Scientific-Atlanta, Inc.,

     -- Carl E. Reichardt, chairman and chief executive officer, retired, Wells Fargo & Company,

     -- Alan Seelenfreund, chairman and chief executive officer, retired, McKesson Corporation, and

     -- Jane E. Shaw, chairman of the board and chief executive officer, AeroGen, Inc.

     The merger of McKesson and HBOC to form McKessonHBOC will be accounted for as a pooling of interests. McKessonHBOC will have a fiscal year end of March 31. The quarter ending March 31, 1999, will be the company's first quarter of combined financial results and will include a charge for merger-related costs. For the quarter ended December 31, 1998, McKessonHBOC will report separate financial results for McKesson and HBOC respectively on January 25, 1999, at 4:30 PM EST.

     McKesson HBOC, Inc., a Fortune 100 Corporation, is the world's largest healthcare services company. McKessonHBOC provides pharmaceutical supply management and information technologies across the entire continuum of healthcare, including market-leading businesses in pharmaceutical and medical-surgical distribution, information technology for healthcare providers, services for payors and outsourcing. For the twelve months ended September 30, 1998, McKessonHBOC would have had pro-forma combined revenues of approximately $21 billion. The company has customers in the United States and 10 other countries, employs approximately 25,000 people and has approximately 263.5 million common shares outstanding and approximately 290 million fully diluted shares on a pro-forma basis for the quarter ended December 31, 1998. More information about McKessonHBOC is available on the World Wide Web at: http://www.mckhboc.com.

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McKessonHBOC Begins Operations
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        Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by their use of forward-looking terminology such as "believes," "expects," "may," "should," "intends," "plans," "estimates," "anticipates" and similar words. Risks and uncertainties include the speed of integration of acquired businesses, impact of continued competitive pressures, success of strategic initiatives, implementation of new technologies, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policy, the changing U.S. healthcare environment and other factors discussed from time to time in reports filed by McKesson HBOC, Inc. with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this press release.

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